UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

LIVE OAK BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	26-4596286
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

1741 Tiburon Drive Wilmington, North Carolina	28403
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing a 1/40th Interest in a Share of 8.375% Fixed Rate Series A Non-Cumulative Perpetual Preferred Stock, no par value per share	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e) , check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-269263

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

This Registration Statement on Form 8-A relates to an aggregate of 4,000,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of 8.375% Fixed Rate Series A Non-Cumulative Perpetual Preferred Stock, no par value (the “Series A Preferred Stock”) of Live Oak Bancshares, Inc. (the “Company”), with a liquidation preference of $1,000 per share of Series A Preferred Stock (equivalent to $25 per Depositary Share), which represents $100,000,000 in aggregate liquidation preference. The descriptions of the Depositary Shares and Series A Preferred Stock are set forth under the heading “Description of Depositary Shares” and “Description of Series A Preferred Stock” in the Company’s final prospectus supplement, dated July 28, 2025, to the prospectus dated January 17, 2023, which constitutes a part of the Company’s Registration Statement on Form S-3 (File No. 333-269263), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2. Exhibits.

3.1	Amended and Restated Articles of Incorporation of Live Oak Bancshares, Inc. (incorporated by reference to Exhibit 3.1 of the registration statement on Form S-1, filed on June 19, 2015).

3.2	Articles of Amendment designating the 8.375% Fixed Rate Series A Non-Cumulative Perpetual Preferred Stock.

3.3	Amended Bylaws of Live Oak Bancshares, Inc. (incorporated by reference to Exhibit 3.2 of the amended registration statement on Form S-1, filed on July 13, 2015).

4.1	Form of Deposit Agreement, by and among Live Oak Bancshares, Inc., and Broadridge Corporate Issuer Solutions, LLC, and the Holders from time to time of the depositary receipts described therein.

4.2	Form of Depositary Receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.1 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LIVE OAK BANCSHARES, INC.

Date: August 4, 2025	By:	/s/ Gregory W. Seward
Gregory W. Seward
General Counsel